Exhibit 10.1

Second
Amended and Restated
Pre-Paid Legal Services, Inc.
Change in Control Severance Plan
and
Summary Plan Description

Contents

Introduction and Highlights	1
Eligibility for Severance Benefits	2
Severance Pay and Benefits	5
Amendment and Termination	8
Additional Plan Information	9
Section 409A	11
Administrative Information About Your Plan	12
Your Rights and Privileges Under ERISA	14
Other Administrative Facts	16
Glossary	17

INTRODUCTION AND HIGHLIGHTS

Pre-Paid Legal Services, Inc. (the "Company") previously adopted the Amended and Restated Pre-Paid Legal Services, Inc. Change in Control Severance Plan (the "Plan") for eligible employees of the Company and eligible employees of the Company’s subsidiaries and affiliates that participate in the Plan with the Company’s consent (collectively, together with the Company, the "Participating Employers") to encourage eligible employees to remain employed by the Participating Employers and to provide such eligible employees with additional protections in the event their employment is terminated in connection with a Change in Control.  The Company further believes that the Plan will aid the Participating Employers in attracting and retaining highly qualified employees who are essential to its success.  The following provisions constitute an amendment, restatement and continuation of the Plan in the form of the “Second Amended and Restated Pre-Paid Legal Services, Inc. Change in Control Severance Plan” and set forth the Plan’s provisions effective as of the Effective Date.

The Plan is designed and intended to constitute two separate plans within one document.  One plan (“Plan 1”) is the Plan as applied to employees who are eligible to participate in the Plan (other than Senior Management Participants), as designated by the Special Committee.  Plan 1 is designed and intended to constitute a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA and is intended to be excepted from the definitions of "employee pension benefit plan" and "pension plan" set forth under Section 3(2) of ERISA and is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of the regulations published by the Secretary of Labor.  A separate plan (“Plan 2”), is the Plan as applied to employees who are eligible to participate in the Plan and who are designated by the Special Committee as Senior Management Participants).  Plan 2 is designed and intended to constitute a plan that is unfunded and that is maintained by the Participating Employers primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.  For convenience, both Plan 1 and Plan 2 are sometimes collectively referred to herein as the “Plan”.

The Glossary at the end of this document defines the capitalized terms used in the Plan or tells you where in this document to find a term's meaning.  When you encounter a capitalized term, turn to the Glossary to find its meaning.

This document serves as the Plan's official document and summary plan description.  It replaces and supersedes any plan document, summary, or description you may have previously received regarding severance benefits from the Participating Employers or their affiliates.

You are eligible to receive Severance Pay and benefits under the Plan if (i) you meet the applicable eligibility criteria for participation in the Plan, (ii) your employment terminates in a Qualifying Termination, (iii) you timely sign and return a General Release, and (iv) the General Release has become effective as described below.  The “Release Requirements” will be considered satisfied as of a specified date if the requirements set forth in paragraphs (iii) and (iv) are met as of such date.

Severance Pay is equal to (1) a multiple of your monthly Base Salary and (2) a pro-rated portion of your Bonus for the year of your termination.

ELIGIBILITY FOR SEVERANCE BENEFITS

Eligible Employees

You are eligible to participate in the Plan only if you have been designated by the Special Committee as an employee who is eligible to participate in the Plan.

Right To Severance Pay and Benefits

You will be eligible to receive Severance Pay and benefits from a Participating Employer as set forth in the Severance Pay and Benefits Section of the Plan if your Termination Date occurs as the result of a Qualifying Termination.  For purposes of the Plan, your Termination Date will be considered to have occurred as the result of a “Qualifying Termination” if your Termination Date occurs during the Protected Period for any one or more of the following reasons:

(A)           Your employment is terminated involuntarily by a Participating Employer other than for Cause; or

(B)           You voluntarily terminate your employment for Good Reason.

To qualify for Severance Pay and benefits under the Plan upon termination for Good Reason, you must notify the Company in writing of termination for Good Reason, specifying the event you believe constitutes Good Reason, within 90 days after you first become aware of the applicable event.  Failure for any reason to give written notice of termination of employment for Good Reason in accordance with the foregoing will be deemed a waiver of the right to terminate your employment for that Good Reason event.  The Company will have a period of 30 days after receipt of your notice in which to cure the Good Reason.  If the Good Reason is cured within this period, you will not be entitled to Severance Pay or benefits under the Plan.  If the Company waives its right to cure or does not, within the 30 day period, cure the Good Reason, you may terminate your employment for Good Reason within 30 days following the earlier of the date on which the Company waives its right to cure or the end of the 30 day cure period.  If you do not terminate your employment within such 30 day period, you will waive your right to terminate your employment for that Good Reason event.

Ineligibility for Severance Benefits

Notwithstanding any other provision of the Plan, you will not be eligible for Severance Pay or benefits under the Plan if your Termination Date occurs for any reason other than a Qualifying Termination, including if your Termination date occurs by reason of any of the following:

•	Termination of employment other than during the Protected Period;
•	Voluntary termination or voluntary retirement other than termination for Good Reason during the Protected Period;
•	Disability (as defined in the Company's Long-Term Disability Plan);
•	For Cause;
•
Refusal to accept a transfer to a position with a Participating Employer or any of their affiliates, as applicable, for which you are qualified, as determined by the Participating Employer, by reason of your knowledge, training, and experience, provided that the transfer would not constitute a Good Reason event; or

•
Refusal to accept an offer of employment (including continued employment with a Participating Employer) in connection with a Change in Control, provided that the offer of employment, if accepted, would not result constitute a Good Reason event.

Cause

For purposes of the Plan, "Cause" means any of the following which is not cured within 20 days following written notice to you (provided that no notice is required for actions or events under paragraph (C) below):

(A)	Failure or refusal by you to substantially perform your duties with a Participating Employer (except where the failure results from incapacity due to Disability);

(B)
Severe misconduct or activity deemed detrimental to the interests of a Participating Employer or any affiliate of a Participating Employer.  This may include, but is not limited to, the following: acts involving dishonesty, violation of written policies of a Participating Employer or any of their affiliates (such as those related to alcohol or drugs, etc.) which apply to you, violation of safety rules, disorderly conduct, discrimination and/or discriminatory harassment, unauthorized disclosure of confidential information of a Participating Employer of any of their affiliates; or

(C)	your entry of a plea of nolo contendere to, or the conviction of, a crime.

"Cause" will be interpreted by the Compensation Committee (or its designee) in its sole discretion and such interpretation will be conclusive and binding on all parties.

Good Reason

For purposes of the Plan, "Good Reason" means the occurrence of any one or more of the following events which occur without your express written consent during the Protected Period:

(A)	A reduction of 10 percent or more in your Base Salary as in effect immediately prior to a Change in Control;

(B)	A material diminution of your authority, duties, or responsibilities from those in effect immediately prior to a Change in Control; or

(C)
A change in the principal location of your job or office, such that you will be based at a location that is 50 miles or more further from your principal job or office location immediately prior to a Change in Control.

Change in Control

For purposes of the Plan, a “Change in Control” will be deemed to have occurred upon the first to occur of any of the following:

(A)           Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) shall have become the direct or indirect beneficial owner of more than fifty percent (50%)  of (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”)(other than, in each case, in connection with a merger or consolidation as a result of which (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company, (2) the direct or indirect holders of the common stock and the voting securities of such holding company immediately following the transaction are substantially the same as the holders of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, immediately prior to the transaction, and (3) immediately following the transaction no Person is the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the common stock or the voting securities of such holding company);

(B)           The consummation of a reorganization, merger, statutory share exchange, consolidation, or similar transaction involving the Company or any of its subsidiaries, the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole), or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity surviving or resulting from such Business Combination (including an entity that, as a result of such transaction, owns all or substantially all of the common stock or the voting securities of the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company or any employee benefit plan (or related trust) of the Company or such entity surviving or resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity surviving or resulting from such Business Combination (or any parent thereof) or the combined voting power of the then outstanding voting securities of such entity (or any parent thereof) entitled to vote generally in the election of members of the board of directors (or, for a non-corporate entity, equivalent governing body) and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity  surviving or resulting from such Business Combination (or any parent thereof) were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination;

(C)           The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(D)           There shall have been a change in the composition of the Board within a two (2) year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the Company stockholders or, if earlier, initial appointment to the Board was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two (2) year period together with the directors who were previously so approved (either by a specific vote of approval or by approval of the Company’s proxy statement in which such person was named as a nominee for election as a director).

Once a Change in Control has occurred for purposes of the Plan, no subsequent event will constitute a Change in Control for purposes of the Plan.

SEVERANCE PAY AND BENEFITS

Severance Pay

If your Termination Date occurs as a result of a Qualifying Termination then, subject to the terms and conditions of the Plan, you will be entitled to a cash severance benefit (“Severance Pay”) equal to (1) one month of your Base Salary determined as of your Termination Date (that is, your Base Salary divided by 12), multiplied by (2) your full completed years of service determined as of your Termination Date.  You will also be entitled to a pro rata portion of your Bonus, if any, for the year in which your Termination Date occurs.

Payments of Severance Pay will begin as of the date that is 60 days after your Termination Date (the “Payment Start Date”) provided that the Release Requirements are satisfied as of the Payment Start Date.  Thereafter, payment of Severance Pay will be made in substantially equal installments over the Severance Pay Period at regular payroll intervals according to your pay schedule prior to your Termination Date (unless otherwise required under Code Section 409A).  Your “Severance Pay Period” will mean the number of months equal to your full completed years of service determined as of your Termination Date. For example, if you have completed 24 full years of service as of your Termination Date, your Severance Pay Period will be 24 months.  If the Release Requirements are not satisfied as of the Payment Start Date, you will not receive any Severance Pay (or other benefits) under the Plan.

No Duplication of Benefits/No Substitution

Nothing in the Plan, a change in control plan or agreement, an offer letter or letter agreement from a Participating Employer, a prevailing practice of a Participating Employer, or any oral statement made by or on behalf of a Participating Employer will entitle you to receive duplicate benefits in connection with a voluntary or involuntary termination of employment.  For example, you are not eligible for payments and benefits under both the Plan and a change in control letter agreement between you and the Company.  A Participating Employer's obligation to make payments under the Plan will be expressly conditioned upon you not receiving duplicate payments.  You may, however, receive payments and benefits under the Plan and payments under a retention bonus letter or arrangement entered into in connection with a Change in Control.  In addition, if you are entitled to Severance Pay under the Plan, you will not receive payment of your Bonus for the year in which your Termination Date occurs (other than a pro-rated portion of the Bonus as described above).

To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to you under another plan of, or agreement with, any Participating Employer or any affiliate thereof, including a change in control plan or agreement, an offer letter or letter agreement, and to the extent that such other payments or benefits or the Severance Pay provided under the Plan are subject to Code Section 409A, the Plan will be administered to ensure that no payment or benefit under the Plan will be (i) accelerated in violation of Code Section 409A or (ii) further deferred in violation of Code Section 409A.

For the avoidance of doubt, you will not be considered to be entitled to duplicate benefits because you are entitled to benefits under the Plan and the Pre-Paid Legal Services, Inc. Deferred Compensation Plan.

Debt owed to a Participating Employer

If you owe a Participating Employer money for any reason, the Participating Employer may offset the amount of the debt from your Severance Pay to the extent permitted by law; provided, however, that, any such offset will be applied in a manner consistent with Code Section 409A to the extent that the Severance Pay is subject to Code Section 409A.

Health Care Plans

If you and your dependents are enrolled in a medical and/or dental plan of a Participating Employer or an affiliate thereof on your Termination Date, this coverage will continue until the end of the month in which your Termination Date occurs.  If the Release Requirements are satisfied as of the Payment Start Date, your eligibility for employer-subsidized medical and/or dental plan coverage will continue for you and your family from the Payment Start Date until the earliest of (i) the end of your Severance Pay Period, (ii) the date you begin new employment, or (iii) the date that COBRA coverage would otherwise end by its terms, provided, in any case, that you timely elect COBRA continuation coverage for you and your family on the forms provided to you.  Continuation coverage under this provision is COBRA continuation coverage, but its cost is employer-subsidized to the same extent as coverage for similarly situated active employees and their families from time to time.  Please remember that your eligible dependents will be able to continue their medical and/or dental coverage under this provision if you are also entitled to continue coverage under this provision.

After your employer-subsidized continuation coverage ends, you can continue COBRA coverage, if any.   In any event, any medical and/or dental coverage that continues during your Severance Pay Period is also applied toward the maximum continuation period and does not extend the COBRA continuation coverage period.

Detailed information about your right to COBRA coverage will be mailed to your home at the time of termination.

Outplacement

You will be eligible for outplacement services with one of the Company’s preferred providers in accordance with the Company's outplacement services that are in effect for employees at your level as of your Termination Date (but in no event on a basis that is less favorable than as in effect on the date of the Change in Control) for up to 12 months following the Payment Start Date; provided, however, that no outplacement services will be provided unless the Release Requirements are satisfied as of the Payment Start Date.

Other Benefits

Accrued and unused vacation days will be determined and paid in accordance with the applicable plans, programs and/or policies of the Participating Employers.  All other benefits coverage and eligibility to participate in the benefit plans of the Participating Employers and their affiliates will end as of your Termination Date except as otherwise expressly provided by the terms of the applicable benefit plans

Notwithstanding the foregoing, if you are entitled to Severance Pay under the Plan, you will not receive payment of any portion of your Bonus for the year in which your Termination Date occurs (other than a pro rated portion of the Bonus as described above).

During your Severance Pay Period (and from and after your Termination Date), you are not considered an employee of any Participating Employer or any of any affiliate thereof for any purpose -- including eligibility under any employee benefit plan.

Reduction of Payments and Benefits in Certain Circumstances

If any payment or benefit to which you are entitled from the Company and/or any affiliate of the Company under the Plan or otherwise (collectively, “Payments”) are subject to an Excise Tax, Payments will be reduced to the extent required to avoid application of the Excise Tax.  The determination of whether the Payments would result in the application of the Excise Tax, and the amount of reduction that is necessary so that no such Excise Tax is applied, will be made by the independent accounting firm selected by the Company.  To the extent that any of the Payments are reduced, you will be treated as having forfeited such Payments and you will have no further rights to them.  Any reductions in your Payments will be made in the following order:

(i)           first, by reducing Payments (other than Low Ratio Benefits) that are not subject to Code Section 409A (in the order that you elect);

(ii)           next, if further reduction is necessary, from Payments (other than Low Ratio Benefits) that are subject to Code Section 409A, which Payments will be reduced in the order of lowest to highest value and if more than one Payment has the same value, the reduction will be in the order that such Payments would have been paid or provided beginning with the last such Payment to be paid or provided and ending with the first such Payment to be paid or provided and if the Payments would have been provided at the same time, the reduction will be made first from cash benefits and next from non-cash benefits;

(iii)           next, if further reduction is necessary, from Low Ratio Benefits that are subject to Code Section 409A, which Low Ratio Benefits will be reduced in the order of lowest to highest value and if a Low Ratio Benefit has the same value, the reduction will be in the order that such Low Ratio Benefits would be paid or provided beginning with the last Low Ratio Benefits to be paid or provided and ending with the first such Low Ratio Benefit to be paid or provided and if the Low Ratio Benefits would have been provided at the same time, the reduction will be made first from cash benefits and next from non-cash benefits; and

(iv)           finally, if further reduction is necessary, from Low Ratio Benefits that are not subject to Code Section 409A (in the order that you elect).

AMENDMENT AND TERMINATION

The Company reserves the right to terminate or amend the Plan, in whole or in part, at any time in the Company's sole discretion.  The Company reserves the right to implement changes even if the changes have not been reprinted or substituted in this document.  Notwithstanding the foregoing, the Plan may not be amended during the Protected Period in a manner that reduces payments or benefits to be provided to any person who was eligible to participate in the Plan on the date of a Change in Control.

ADDITIONAL PLAN INFORMATION

Employment Status

The Plan does not constitute a contract of employment, and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment with any Participating Employer or any affiliate thereof.

Withholding of Taxes

The Participating Employers will withhold from any amounts payable under the Plan all Federal, state, local or other taxes that are legally required to be withheld from your Severance Pay.

No Effect on Other Benefits

Neither the provisions of the Plan, nor the Severance Pay provided for under the Plan, will reduce any amounts otherwise payable to you under any incentive, retirement, or other benefit plan.

Validity and Severability

The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate that provision, or render it unenforceable, in any other jurisdiction.

Unfunded Obligation

All Severance Pay under the Plan constitutes an unfunded obligation of the Participating Employers.  Severance payments will be made, as due, from the general funds of the Participating Employers.  The Plan constitutes solely an unsecured promise by the Participating Employers to provide severance benefits to you to the extent provided in the Plan.  For avoidance of doubt, any medical, dental or life insurance coverage to which you may be entitled under the Plan will be provided under other applicable employee benefit plans of the Participating Employers or their affiliates.

Governing Law

To the extent applicable, the Plan and all rights under it will be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the State of Oklahoma.

Assignment

The Plan will inure to the benefit of and will be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount is still payable to you under the Plan had you continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of the Plan to your estate.  Your rights under the Plan will not otherwise be transferable or subject to lien or attachment.

Other Benefits

Nothing in this document is intended to guarantee that benefit levels or costs will remain unchanged in the future in any other plan, program or arrangement of any Participating Employer or any of their affiliates.  The Company and its affiliates and subsidiaries reserve the right to terminate, amend, modify, suspend, or discontinue any other plan, program or arrangement of the Company or its subsidiaries or affiliates in accordance with the terms of that plan, program or arrangement and applicable law.

Oral Statements

The provisions of this document supersede any oral statements made by any employee, officer, or Board member of the Company or any other Participating Employer regarding eligibility, severance payments and benefits.

Successors and Assigns

This Plan will be binding upon and inure to the benefit of the Company and its successors and assigns and will be binding upon and insure to the benefit of you and your legal representatives, heirs and legatees.

SECTION 409A

Exemption

It is intended that payments of Severance Pay under the Plan will be exempt from Code Section 409A to the extent payments (i) do not exceed two times the lesser of (1) the employee's total annual compensation based on the employee's annual rate of pay for the prior taxable year (adjusted for any increase that was expected to continue indefinitely) or (2) the limitation under Code Section 401(a)(17) for the year in which the employee has a separation from service within the meaning of Code Section 409A and Treasury regulation Section 1.409A-1(h) ($245,000 in 2010 (2x = $490,000)), and (ii) are paid in full no later than December 31 of the second year following a separation from service or to the extent that such payments otherwise fit within an exemption provided by Code Section 409A or applicable guidance.  Similarly, other benefits provided under the Plan are intended to be exempt from Code Section 409A to the extent an applicable exemption is applicable.

Specified Employees

In general, Code Section 409A prohibits certain payments of nonqualified deferred compensation (within the meaning of Code Section 409A) to “Specified Employees” (generally defined as an officer of the Company and its affiliates who is one of the top 50 highest paid employees as determined by the Company) within 6 months following the Specified Employee’s separation from service.  This rule does not apply to amounts which are exempt from the requirements of Code Section 409A.  To comply with this rule and notwithstanding any other provision of the Plan to the contrary, if any payment or benefit under the Plan is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of the employee’s Termination Date and if the employee is a Specified Employee (within the meaning of Code Section 409A(a)(2)(B)) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the employee’s Termination Date, such payment or benefit will be delayed until the first day of the seventh month following the employee’s separation from service and will at that time be paid in a lump sum (or, in the case of a non-cash benefit, will be provided in a manner that is consistent with Code Section 409A).   Any amount that would have been paid or provided during this six month period will be paid on the first business day of the seventh month following the separation from service, or, if earlier, the date of the individual’s death.

Statement of Intent

To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of "nonqualified deferred compensation" under Code Section 409A in accordance with one or more exemptions available under the final Treasury regulations promulgated under Code Section 409A.  To the extent that any such amount or benefit is or becomes subject to Code Section 409A, the Plan is intended to comply with the applicable requirements of Code Section 409A with respect to those amounts or benefits so as to avoid the imposition of taxes and penalties.  This Plan will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.  In no event whatsoever will any Participating Employer or any of their affiliates be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

ADMINISTRATIVE INFORMATION ABOUT YOUR PLAN

Employer Identification Number

Pre-Paid Legal Services, Inc.’s employer identification number is 73-1016728.

Claims for Benefits

If you believe that you are entitled to payments and benefits under the Plan that are not provided to you, or you disagree with any other action taken by the Plan Administrator with respect to the Plan, then you may submit a claim to the Plan Administrator in writing.  A claim must be made in writing and submitted within 6 months of your Termination Date.  In the event you make a claim for benefits beyond 6 months of your Termination Date, then you are expressly precluded from receiving any Severance Pay and other benefits under the Plan.

Claims Review Procedures

You will be notified in writing by the Plan Administrator if your claim under the Plan is denied.

If a claim for benefits under the Plan is denied in full or in part, you* may appeal the decision to the Plan Administrator.

To appeal a decision, you* must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within 60 days after you receive notice of the claim denial described above.  You* may also include information or other documentation in support of your claim.

You* will be notified of a decision within 90 days (which may be extended to 180 days, if required) of the date your appeal is received.  This notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure.  If the Plan Administrator requires an extension of time to respond to your appeal, you* will receive notice of the reason for the extension within the initial 90-day period and a date by which you can expect a decision.

If the original denial is upheld on first appeal, you* may request a review of this decision.  You* may submit a written request for reconsideration to the Plan Administrator (as listed on the last page of this Section) within 60 days after receiving the denial.

You* can review all plan documents in preparing your appeal and you* may have a qualified person represent you* during the appeal process.  Any documents or records that support your position must be submitted with your appeal letter.

The case will be reviewed, and you* will receive written notice of the decision within 60 days (which may be extended to 120 days, if required).  The written notice will include the specific reasons for the decision and specific reference to the Plan provision(s) on which the decision is based.

Any decision on final appeal will be final, conclusive and binding upon all parties.  If the final appeal is denied, however, you will be advised of your right to file a claim in court.  It is the Company's intent that in any challenge to a denial of benefits on final appeal under these procedures, the court of law or a professional arbitrator conducting the review will apply to  a deferential ("arbitrary and capricious") standard and not a de novo review.

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* Or your duly authorized representative.

Legal Action

You may not bring a lawsuit to recover benefits under the Plan until you have exhausted the internal administrative process described above.  No legal action may be commenced at all unless commenced no later than 1 year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued.  This one-year statute of limitations on suits for all benefits will apply in any forum where you may initiate such a suit.

Participating Employers

A complete list of the Participating Employers that participate in the Plan may be obtained from the Plan Administrator by written request.  (See the chart at the end of this Section for the name and address of the Plan Administrator.)

Plan Administrator

The administration of the Plan is the responsibility of the Plan Administrator.  The Plan Administrator has the discretionary authority and responsibility for, among other things, determining eligibility for benefits and conclusively construing and interpreting the terms of the Plan.  Notwithstanding any other provision of the Plan to the contrary, benefits under the Plan will be paid or provided only if the Plan Administrator determines that the applicant is entitled to them.  In addition, the Plan Administrator has the authority, at its discretion, to delegate its responsibility to others.  The chart at the end of this Section contains the name and address of the Plan Administrator.  Notwithstanding the foregoing, if and to the extent required by applicable law, the rules of any applicable securities exchange on which the shares of the Company’s common stock is traded or the Company’s by-laws or articles of incorporation, the Plan will be administered by the Board or the Compensation Committee.

YOUR RIGHTS AND PRIVILEGES UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protection under ERISA.  ERISA provides that you will be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Company's offices and at other specified locations all documents governing the plan filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan and updated summary plan description.  The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating certain rights for you, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.  No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  In addition, if you disagree with the plan's decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in a Federal court.

If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

OTHER ADMINISTRATIVE FACTS

Name of Plan	Second Amended and Restated Pre-Paid Legal Services, Inc. Change in Control Severance Plan.
Type of Plan
Plan 1: Welfare plan
Plan 2:  Unfunded plan that is maintained by the Participating Employers primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Plan Records	Kept on a calendar-year basis
Plan Year	Effective Date through December 31, 2011; calendar year thereafter.
Plan Funding	Participating Employers provide benefits from general assets.
Plan Sponsor	Pre-Paid Legal Services, Inc.
Plan Number	Plan 1: 505 Plan 2: 506
Plan Administrator and Named Fiduciary	Pre-Paid Legal Services, Inc. One Pre-Paid Way Ada, OK 74820 Telephone: 580-436-1234
Agent for Service of Legal Process on the Plan	Pre-Paid Legal Services, Inc. c/o General Counsel One Pre-Paid Way Ada, OK 74820

GLOSSARY

It is important to know about the following terms as they apply to the Plan.

Base Salary
Your annual base rate of salary in effect as of your Termination Date (determined without regard to any reduction in your rate of base salary under circumstances that constitute an event of Good Reason), including salary reductions under Code Sections 132(f), 125, 137, or 401(k), and excluding overtime, bonuses, income from stock options, stock grants, dividend equivalents, benefits-in-kind, allowances (including, but not limited to, car values, vacation bonuses, food coupons) or other incentives, and any other forms of extra compensation.  No foreign service or expatriate allowances will be included in determining base salary or the amount of Severance Pay payable under the Plan.

Board	The Board of Directors of the Company.
Bonus	Your target annual incentive bonus for the year in which your Termination Date occurs as determined under the Company’s or Participating Employer’s annual incentive bonus plan.
Business Combination	Business Combination is defined in the Eligibility for Severance Benefits Section, under the subheading “Change in Control”.
Cause	Cause is defined in the Eligibility For Severance Benefits Section, under the subheading "Cause".
Change in Control	Change in Control is defined in the Eligibility for Severance Benefits Section, under the subheading “Change in Control”.
COBRA	Continuation coverage pursuant to Code Section 4980B or corresponding provisions of ERISA.
Code	The Internal Revenue Code of 1986, as amended, which is the Federal tax code.
Company	Pre-Paid Legal Services, Inc.
Compensation Committee	The Compensation Committee of the Board.
Disability	Disability is defined in the Eligibility for Severance Benefits Section, under the subheading “Ineligibility for Severance Benefits”.
Effective Date	The date on which a Change in Control occurs..
Excise Tax	An excise tax under Code Section 4999.
ERISA	The Employee Retirement Income Security Act of 1974, as amended.
General Release
A General Release in a form determined by the Company which an employee is required to execute and which must become effective as a condition of Severance Pay and other benefits under the Plan.  The Agreement will include, but is not limited to: a general release of claims against the Company, the other Participating Employers, their respective subsidiaries and affiliates and their respective officers, directors, employees and agents.

Good Reason	Good Reason is defined in the Eligibility for Severance Benefits Section, under the subheading "Good Reason".

Low Ratio Benefit
A payment or benefit which is taken into account for purposes of calculating an Excise Tax and which has a value for purposes of calculating the Excise Tax that is less than the actual value of such payment or benefit such that the ratio of the value of the payment or benefit for purposes of calculating the Excise Tax to the actual value of the payment or benefit is less than one hundred percent (100%).

Outstanding Company Common Shares	Outstanding Company Common Shares is defined in the Eligibility for Severance Benefits Section, under the subheading “Change in Control”.
Outstanding Company Voting Securities	Outstanding Company Voting Securities is defined in the Eligibility for Severance Benefits Section, under the subheading “Change in Control”.
Participating Employer	Participating Employer is defined in the Introduction and Highlights Section.
Payments	Payments is defined in the Severance Pay and Benefits Section under the subheading “Reduction of Payments and Benefits in Certain Circumstances”.
Payment Start Date	Payment Start Date is defined in the Severance Pay and Benefits Section, under the subheading “Severance Pay”.
Person	Person is defined in the Eligibility for Severance Benefits Section, under the subheading “Change in Control”.
Plan	The Second Amended and Restated Pre-Paid Legal Services, Inc. Change in Control Severance Plan, as set forth in this document and as it may be amended from time to time.
Plan 1	Plan 1 is defined in the Introduction and Highlights Section.
Plan 2	Plan 2 is defined in the Introduction and Highlights Section.
Protected Period
In the case of Senior Management Participants (as designated by the Special Committee), the 24 month period beginning on the date of a Change in Control and in the case of all other participants (as designated by the Special Committee), the 12 month period beginning on the date of a Change in Control.

Qualifying Termination	Qualifying Termination is defined in the Eligibility for Severance Benefits Section under the subheading “Right to Severance Pay and Benefits”.
Release Requirements	Release Requirements is defined in the Introduction and Highlights Section.
Severance Pay	Severance Pay is the cash severance benefits to which you are entitled under the Plan, as described in the Severance Pay and Benefits Section, under the subheading “Severance Pay”.
Severance Pay Period	Severance Pay Period is defined in the Severance Pay and Benefits Section, under the subheading “Severance Pay”.
Special Committee	The Special Committee of the Board that was established on October 15, 2010 or such other duly authorized committee of the Board.
Specified Employee	Specified Employee is defined the Section 409A Section, under the subheading "Specified Employees".
Termination Date
The date on which your employment with the Participating Employers and their respective affiliates terminates for any reason.  To the extent that any payments or benefits under the Plan are subject to Code Section 409A, the determination of whether your Termination Date has occurred (or whether you have otherwise had a termination of employment) will be made in accordance with the provisions of Code Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.